Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, April 15, 2003	Media Contact:	Keoni Wagner (808) 838-6778

	Investor Contact:	Christine Deister (808) 835-3031

Hawaiian Holdings, Inc. Reports Q4, 2002 Annual Results;

Shares to Resume Trading

HONOLULU — Hawaiian Holdings, Inc. (AMEX and PCX: HA), parent company of Hawaiian Airlines, Inc., today reported a net loss of $58.3 million on operating revenues of $632.0 million for the fiscal year ended December 31, 2002.  This compares with net income of $5.1 million on operating revenues of $611.6 million for the same period in 2001.  The net loss on a per share basis was $1.88 compared with net income of $0.15 per share in 2001.

The Company also said that it expects trading in shares of its common stock to resume on the American Stock Exchange (AMEX) and Pacific Exchange (PCX) on April 16, 2003 following the filing of the Company’s annual report on Form 10-K with the Securities and Exchange Commission today.  Trading in these shares was halted on March 21, 2003 following the announcement that Hawaiian Airlines, Inc., the Company’s operating subsidiary, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

For the fourth quarter of 2002, the company reported operating and net losses of $18.7 million and $15.1 million, respectively.  This compares with operating and net losses of $10.1 million and $10.7 million, respectively, for the same quarter in 2001.

As a result of capacity reductions and steps the Company took to bring its cost structure in line with current and expected revenues, for the year ended December 31, 2002, the Company recorded $8.7 million in restructuring charges related primarily to the accelerated retirement of its remaining eight leased DC-10 aircraft. The Company recorded a charge of approximately $10.1 million related primarily to future lease commitments on the DC-10 aircraft, lease return conditions and maintenance commitments, severance costs for approximately 150 DC-10 pilots, and a write-down of DC-10 improvements and spare parts.  The Company also recorded a credit of $1.4 million related to the sale of eight non-operating DC-9 aircraft and related assets that had been previously written down.

The 2001 results included a $30.8 million special credit resulting from grants received under the federal Air Transportation Safety and System Stabilization Act.

As a result of the introduction of new B717-200 aircraft throughout 2001 to replace DC9-50s on Hawaiian Airlines’ Interisland network, as well as the ongoing replacement throughout 2002 of DC10 aircraft with new B767-300 on its Transpacific and South Pacific routes, the Company’s aircraft rental expense increased in 2002 by $43.5 million or 108.8 percent to $83.5 million from $40.0 million in 2001. At the same time, the company benefited from better fuel efficiency and lower maintenance costs from these newer aircraft in 2002. Aircraft fuel expense decreased by $16.4 million to $95.5 million in 2002 from $111.9 million in 2001.  Aircraft maintenance expense in 2002 totaled $90.2 million as compared to $99.0 million in 2001.

The Company’s available seat miles (ASMs) in scheduled service during 2002 increased by 11.8 percent in 2002 over 2001.  Average load factor (LF), or the percentage of seats filled, remained constant year-over-year at 76.9 percent.  The company’s cost per available seat mile (CASM) increased 10.8 percent to 9.7 cents in 2002 compared to 8.7 cents in 2001.  Excluding the net special credit and restructuring charges in 2001 and 2002, CASM increased 3.3 percent to 9.6 cents in 2002 compared to 9.3 cents in 2001. Revenue per available seat mile (RASM) in 2001 decreased 1.0 percent to 8.9 cents in 2002 compared to 9.0 cents in 2001.

John W. Adams, Chairman and Chief Executive Officer, said, “Our disappointing results for 2002 reflect the ongoing economic crisis in our industry.  The financial restructuring that we initiated several months ago is designed to help us meet these challenges with a more viable business model.  Our progress to date has been significant, including the achievement of consensual agreements with all of our primary labor groups.

However, despite our best efforts and extensive negotiations, we were unable to reach consensual agreements with certain of our aircraft lessors on reducing our lease rates to acceptable levels.  Therefore, as previously reported, we felt we had no choice but to file for Chapter 11 relief so that we could continue negotiations with the lessors, as well as preserve our liquidity.”

Adams added, “Our management team is continuing to work diligently in the Chapter 11 process with our aircraft lessors on our financial restructuring plan, as well as with our other stakeholders, in our efforts to build a platform for future profitability.”

The Company reported total cash and cash equivalents of $95.1 million as of the end of 2002, which included $23.2 million of restricted cash. In its annual report on Form 10-K, the Company reported total cash and cash equivalents of approximately $63 million as of March 31, 2003, which included approximately $34 million of restricted cash.  The decline in liquidity was due to several factors, including seasonal fluctuations, an increase in escrow deposit requirements by the Company’s credit card processors and the airline travel agency clearinghouse following the Chapter 11 filing and other expenses related to the Chapter 11 filing.  Stockholder deficit at year-end 2002 included an increase of $44.5 million associated with the Company’s long-term deferred pension plan liabilities.

Hawaiian Holdings, Inc. is a Delaware-based holding company conducting operations through its subsidiary Hawaiian Airlines, Inc.  Honolulu-based Hawaiian Airlines is Hawaii’s first and largest airline, providing scheduled and charter air transportation of passengers, cargo and mail among the islands of Hawaii and between Hawaii and nine gateway cities on the mainland and two destinations in the South Pacific.  Additional information about Hawaiian Airlines, including previously issued company news releases, may be accessed on the Internet at. www.HawaiianAir.com.

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the current views of the company with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of the company which may cause the actual results of the company to be materially different from any future results, expressed or implied, in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 Trustee or to convert the case to a Chapter 7 case; the ability of the company to obtain and maintain normal terms with vendors and service providers; the ability of the company to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 case on the liquidity or results of operations of the company; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; demand for transportation in the markets in which the company operates; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the cost and availability of aircraft insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the products of the company; and other risks and uncertainties set forth from time to time in the company’s reports to the U.S. Securities and Exchange Commission

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the various pre-petition liabilities of Hawaiian Airlines and the common stock and/or other equity securities of the Company.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies, and it is possible that the Company’s equity will be restructured in a manner that will substantially reduce or eliminate any remaining value.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

(Two pages of financial tables follow.)

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Operating Revenue:
Passenger	$139,006	$104,996	$529,356	$488,300
Charter	11,650	11,732	46,480	75,632
Cargo	6,224	5,306	21,319	22,214
Other	9,772	6,459	34,883	25,436
Total	166,652	128,493	632,038	611,582

Operating Expenses:
Wages and benefits	50,455	51,807	205,422	188,813
Aircraft fuel, including taxes and oil	25,524	23,145	95,457	111,876
Maintenance materials and repairs	21,331	22,604	90,194	99,043
Aircraft rent	26,451	15,813	83,462	39,966
Other rentals and landing fees	6,584	4,055	24,179	21,801
Sales commissions	2,764	8,187	14,645	20,812
Depreciation and amortization	2,397	2,806	8,577	13,983
Restructuring charges	8,701	—	8,701	(3,600)
Special credit (Stabilization Act)	—	(22,280)	680	(30,780)
Other	41,171	32,425	156,800	133,007
Total	185,378	138,562	688,117	594,921

Operating Income (Loss)	(18,726)	(10,069)	(56,079)	16,661

Nonoperating Income (Expense):
Interest and amortization of debt expense	361	(547)	(1,264)	(2,212)
Interest income	292	732	1,889	3,865
Loss on disposition of equipment and other, net	(87)	49	(22)	525
Total	566	234	603	2,178

Income (Loss) Before Income Taxes	(18,160)	(9,835)	(55,476)	18,839

Income Tax Provision	3,105	(866)	(2,799)	(13,770)

Net Income (Loss)	$(15,055)	$(10,701)	$(58,275)	$5,069
Net Income (Loss) Per Common Stock Share:
Basic	$(0.53)	$(0.31)	$(1.88)	$0.15
Diluted	$(0.53)	$(0.31)	$(1.88)	$0.15

Weighted Average Number of Common Shares Outstanding:
Basic	28,210	34,038	31,024	33,811
Diluted	28,210	34,038	31,024	33,947

Hawaiian Holdings, Inc.

Consolidated Balance Sheets (in thousands)

	2002	2001
ASSETS
Total current assets	$140,884	$179,332
Property and equipment, net	45,685	45,256
Total other assets	69,597	80,706

Total Assets	$256,166	$305,294

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Total current liabilities	$254,685	$249,376
Long-Term Debt	883	1,673
Capital Lease Obligations	2,358	3,308
Total other liabilities and deferred credits	140,850	72,147
Shareholders’ deficiency	(142,610)	(21,210)

Total Liabilities and Shareholders’ Deficiency	$256,166	$305,294

Hawaiian Holdings, Inc.

Statistical Data

(in thousands, except as otherwise indicated)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2002		2001		2002		2001

Scheduled Operations:
Revenue passengers flown	1,346		1,228		5,587		5,478
Revenue passenger miles	1,245,932		996,173		4,804,498		4,295,479
Available seat miles	1,696,436		1,289,980		6,246,127		5,587,566
Passenger load factor	73.4%		77.2%		76.9%		76.9%
Yield	11.2	¢	10.5	¢	11.0	¢	11.4	¢

Overseas Charter Operations:
Revenue passengers flown	71		75		296		367
Revenue passenger miles	192,696		205,541		815,273		1,097,069
Available seat miles	204,980		220,595		862,096		1,218,734

Total Operations:
Revenue passengers	1,417		1,303		5,883		5,845
Revenue passenger miles	1,438,628		1,201,714		5,619,771		5,392,548
Available seat miles	1,901,416		1,510,575		7,108,223		6,806,300
Passenger load factor	75.7%		79.6%		79.1%		79.2%
Revenue per ASM	8.76	¢	8.51	¢	8.89	¢	8.99	¢
Cost per ASM	9.75	¢	9.17	¢	9.68	¢	8.74	¢